MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT

     This SUBSIDIARY PURCHASE AGREEMENT (the "Agreement") is made and entered into as of March 26, 2001 by and between Tarnutzer Toys LLC, a Nevada limited liability company ("TTOYS"), Jason Tarnutzer, an individual ("Tarnutzer"), Mega Micro Technologies Group, a Nevada corporation ("MGGA"), and Mega Micro Technologies, Inc., a California corporation and wholly-owned subsidiary of MGGA ("Mega").

     This Agreement sets forth the terms and conditions upon which MGGA will sell and convey to TTOYS, and TTOYS will purchase from MGGA, 100% of the issued and outstanding shares of Mega.

                                  RECITALS

     WHEREAS, Mega is a provider of computer components, software, and custom-built systems to corporate customers and to businesses serving business;

     WHEREAS, Mega maintains a 3,000 sq.ft. retail storefront located at 4698 Convoy Street, in San Diego, California, which is subject to a three-year and four month lease dated December 1, 2000 (the "Lease");

      WHEREAS, Tarnutzer currently holds 698,000 shares of MGGA common stock, of which 349,000 shares is subject to a certain Lock-Up Agreement dated June 8, 1999 (the "Lock-Up Agreement"), a copy of which is attached hereto as Exhibit A;

      WHEREAS, TTOYS is desirous of purchasing 100% of Mega in exchange for $200,000 and 500,000 shares of MGGA common stock, which will be contributed by Tarnutzer on behalf of TTOYS;

     In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:


                                  ARTICLE I
                     PURCHASE AND SALE OF MEGA; CLOSING

1.01.Purchase and Sale of Mega. Subject to the terms and conditions of this Agreement, at the Closing, Mega agrees to sell, transfer, convey, assign and deliver to TTOYS, and TTOYS agrees to purchase, acquire and accept from Mega, free and clear of all liens, charges or encumbrances of whatsoever nature, 100% of the issued and outstanding shares of Mega. As part of the purchase, TTOYS will receive all of the assets of Mega of any kind, character, or description, known or unknown, whether accrued, absolute, or otherwise (and regardless of whether reflected on Mega's Financial Statements), all as they exist on the Closing Date, including without limitation:

MGGA Initial ____  Mega Initial ___ TTOYS Initial __ Tarnutzer Initial _____

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT



     (a) All right, title and interest of Mega in and to all of Mega's inventory, wherever located, including raw material, work in process, and finished goods;

     (b) All of Mega's cash, cash on hand, cash on deposit, accounts, accounts receivable (subject to the provisions referenced in Section 1.04(b) hereof), trade receivables and notes receivable;

     (c) All of Mega's fixtures, machinery, equipment, furniture, and supplies;

     (d) All right, title and interest of Mega in and to all prepaid rentals and other prepaid expenses, bonds and deposits (including those for health insurance);

     (e)  All vehicles owned or leased by Mega;

     (f) All Business records including all drawings, bills of materials and lists, vendor agreements and lists, credit files, sales records, warranty records, inventory records, product literature and marketing studies;

     (g) All licenses, permits and other intellectual property used in connection with the Business of Mega.

     (h) All other books and records associated with the Business of Mega (including Mega's corporate minute books and related corporate records);

     (i) To the extent assignable, all rights of Mega under the contracts and leases entered into by Mega in connection with the Business (the "Assumed Contracts"); and

     (j) All customer, distributor and supplier files and mailing lists of Mega.

          All of the assets referenced above and being purchased under this Agreement are collectively referred to herein as the "Assets."

1.02.Assumption of Liabilities. On the Closing Date, TTOYS shall assume, pay, perform, and discharge all charges, debts, obligations, contracts, agreements, and liabilities of Mega (the "Assumed Liabilities"). The Assumed Liabilities shall include, but shall not be limited to:

     (a)  All liabilities of Mega on the Financial Statements;

     (b)  Accounts payable;

     (c)  Accrued employee vacation and sick pay;

     (d)  Warranty claims;

     MGGA Initial __ Mega Initial ___ TTOYS Initial ___ Tarnutzer Initial __

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT

   (e)  Any and all automobile leases;

   (f) All liabilities under the Assumed Contracts, to the extent the liabilities or claims arise either prior to or subsequent to Mega Ownership Period; and

   (g) All other liabilities of Mega, whether fixed or contingent, known or unknown, arising out of the operation of the Business either prior to or subsequent to Mega Ownership Period; save and except for any Retained Liabilities as defined in Section 1.03.

1.03.Liabilities to be Retained by MGGA. MGGA shall retain only the following
     Mega liabilities (the "Retained Liabilities"):

     (a) Federal and state income taxes, federal and state employment taxes and state sales taxes due and payable for periods within Mega Ownership Period, which shall be paid from funds of MGGA rather than from any funds of Mega;

     (b) Professional fees owed by Mega with regard to this transaction and/or this Agreement, which shall be paid from funds of MGGA rather than from any funds of Mega;

1.04.Consideration. As payment in full for Mega, subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and agreements of Mega and MGGA contained herein, TTOYS shall pay the following consideration:

     (a) Common Stock. TTOYS, though Tarnutzer, shall deliver to MGGA at Closing Five Hundred Thousand (500,000) shares of MGGA common stock. The shares of common stock shall be split equally between
          Tarnutzer's holdings at 250,000 shares which shall remain subject to the Lock-Up Agreement and 250,000 shares of restricted common stock which Tarnutzer received pursuant to MGGA's April 2000 restricted stock dividend.

     (b) Cash. The cash consideration to be paid by TTOYS shall be Two Hundred Thousand Dollars ($200,000) (the "Cash Purchase Price"), which shall be payable pursuant to the following terms and conditions:

         (i) MGGA shall establish a new bank account (the "Mega Account Receivable Account") at Silver State Bank of Nevada for the specific purpose of depositing all accounts receivable payments from Mega. MGGA shall apply all deposited accounts receivable funds towards payment of the Cash Purchase Price. MGGA will provide a weekly statement to Mega as to the amount of funds collected and the principal balance remaining on the Cash Purchase Price.

MGGA Initial ____  Mega Initial ___  TTOYS Initial ___ Tarnutzer Initial ___

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


         (ii) Once the entire Cash Purchase Price has been collected pursuant to the above provision, MGGA shall close the Mega Account Receivable Account.

        (iii) At all times during the payment of the Cash Purchase Price, TTOYS shall cause Mega's inventory value to be at least 125% of the balance remaining to be paid on the Cash Purchase Price. By way of example, if the balance due on the Cash Purchase Price is $100,000, TTOYS shall cause Mega to maintain $125,000 worth of current inventory. MGGA shall have the right at any time, without notice to Mega or TTOYS, to audit or inspect the current inventory of Mega to ensure compliance with this Section 1.04(b)(iii).

         (iv) All of Mega's inventory following the Closing of this Agreement shall be pledged as collateral towards the payment of the Cash Purchase Price. Such inventory shall be subject to the limits as set forth in Section 1.04(b)(iii) above.

        (v) In the event TTOYS is unable to pay the Cash Purchase Price in full within 180 days of Closing of this Agreement, MGGA shall, upon ten
             (10) days written notice to TTOYS and Mega, be entitled to seize all of the current inventory of Mega and proceed with liquidation of the inventory to be applied to any unpaid portion of the Cash Purchase Price. MGGA will only liquidate enough of the inventory to pay any unpaid portion of the Cash Purchase Price and will return any remaining inventory to TTOYS and Mega. In the event the proceeds from the liquidation of the inventory is insufficient to cover any unpaid portion of the Cash Purchase Price, MGGA shall, upon an additional 48 hours written notice, be entitled to begin collections of any Mega trade and accounts receivable, notes, etc. and MGGA shall be entitled to seize and begin liquidation of any remaining assets of Mega to satisfy any unpaid portion of the Cash Purchase Price.

          All of the consideration referenced in this Section 1.04 to be paid under this Agreement is collectively referred to herein as the "Purchase Price."

1.05 Closing. The Closing of the transactions contemplated by this Agreement will take place at the offices of Securities Law Institute, at 1850 East Flamingo Road, Suite 111, Las Vegas, Nevada, or at such other location or by such other means as the parties may agree, including exchange of signatures via express mail or facsimile, at 9:30 a.m. on a date not later than April 1, 2001.

MGGA Initial __   Mega Initial ____  TTOYS Initial ____ Tarnutzer Initial __

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


1.06.Effective Time. The "Effective Time" shall mean 9:00 a.m., San Diego local time, on March 22, 2001. The parties agree that (i) between the Effective Time and the Closing the business of Mega shall be operated for the benefit of and at the risk of TTOYS and (with TTOYS hereby agreeing to insure against and hold MGGA harmless with respect to risk of loss or damage to the Assets during such time) and (ii) the transfer of the Assets to TTOYS and the assumption of any liabilities hereunder by TTOYS shall be effective from and after the Effective Time without further action by the parties hereto.

1.07.Deliveries at Closing.

     (a)  At the Closing, MGGA will deliver to TTOYS:

          (i) a certificate representing 100% of the issued and outstanding shares of Mega along with all corporate documents of Mega, including an unaudited balance sheet of Mega, which will effectuate the transfer of the Mega Assets by MGGA to TTOYS and the acquisition of Mega by TTOYS; and

          (ii) the Mutual Release (as hereinafter defined); and

     (b)  At the Closing, TTOYS will deliver to Mega:

          (i) certificates in the amount of 500,000 shares, which shall be applied to the Stock Portion of the Purchase Price; and

          (ii) the Mutual Release.

1.08.Board  of Directors and Officers Mega. Concurrent with Closing, each  of
     MGGA and TTOYS agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of Mega to be two (2) persons and (ii) to cause Jason Tarnutzer and Robert Hardin (the "TTOYS Designees") to be elected as directors of Mega. In addition, MGGA shall take all action necessary to cause, to the greatest extent practicable, the TTOYS Designees to serve on Mega's Board of Directors until the 2001 Annual Meeting. If a TTOYS Designee shall decline or be unable to serve as a director, TTOYS shall nominate another person to serve in such person's stead, which such person shall be subject to approval of the other party. From and after the Closing, and until successors are duly elected or appointed and qualified in accordance with applicable law, Jason Tarnutzer shall be Chief Executive Officer and President, Secretary, and Treasurer of Mega.

MGGA Initial __   Mega Initial ___  TTOYS Initial ___  Tarnutzer Initial __

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


                                 ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF MEGA AND MGGA

     Mega and MGGA hereby jointly and severally represent, warrant and covenant to TTOYS as set forth below in this Article II. All representations and warranties in this Article II are deemed to be made by Mega and MGGA on, and be effective as of, both the date hereof and the Closing Date.

2.01.Corporate   Organization;  Power,  Etc.  Mega  is  a  corporation   duly
     organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to carry on the Business as it is now being conducted and to own the Assets it now owns and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases any real property or in which the nature of the Business transacted by it makes such licensing or qualification necessary.

2.02.No Affiliates. Mega does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, limited liability company, trust, joint venture or other entity nor have any direct or indirect equity or ownership interest in any business.

2.03.Authorization of Agreements, Validity, Etc. The execution, delivery  and performance by Mega and MGGA of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws (or similar governing documents) of Mega or MGGA, any judgment, award or decree or any indenture, agreement or other instrument to which Mega or MGGA is a party, or by which either of them or any of their properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation of imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Assets of Mega. This Agreement has been duly executed and delivered by Mega and MGGA and constitutes the legal, valid and binding agreement of Mega and MGGA enforceable in accordance with its terms, except that such enforcement may be subject to traditional equitable remedies, bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights.

2.04 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any Assets under any agreement or commitment to which Mega is a party or by which Mega is bound, or to which the Assets are subject.

MGGA Initial ___ Mega Initial __   TTOYS Initial _____ Tarnutzer Initial ___

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT

2.05.Financial   Statements;  No  Undisclosed  Liabilities.   The   unaudited
     Financial Statements for Mega as of and for the fiscal year ended December 31, 2000, have been delivered to TTOYS. Said Financial Statements are true, accurate and complete in all material respects, and present fairly the financial condition of Mega as of such dates and the results of operations of Mega for such periods.

2.06.Accounts Receivable. To Mega's knowledge, all accounts receivable of Mega represent sales actually made in the ordinary course of business.

2.07.Inventory. To Mega's knowledge, all inventory of Mega consists of a quality and quantity usable and salable in the ordinary course of business.

2.08.Conduct of the Business. To Mega's knowledge, since December 31, 2000, and through the Closing Date,

     (a) the Business has been conducted only in the ordinary and usual course consistent with past practice;

     (b) there has not been any material damage, destruction or loss, whether or not covered by insurance, which would adversely affect the Assets or the Business;

     (c) there has not been any agreements, commitments or transactions to sell, transfer, assign or encumber the Assets, nor has there been any actual sale, transfer or other disposal of any of the Assets, except in the ordinary course of business;

     (d) there has not been any incurrence or assumption, whether directly or by way of any guarantee or otherwise, of any obligations or liabilities, affecting the Assets or the Business, except in the ordinary course of business;

     (e) there has not been any dividends or other distribution (whether in cash, stock or property or any combination thereof) declared, set aside or paid in respect of Mega's capital stock which are or may be payable out of the Assets;

     (f) there has not been any agreement, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 2.08 in the future so that any such representation would not be true in all material respects as of the Closing.

2.09.Title to Properties; Encumbrances. To Mega's knowledge, except as set forth on the Financial Statements, Mega has good, valid and marketable title to all the Assets, subject to no mortgages, security interests, liens, pledges, conditional sale agreements, or encumbrances of any nature whatsoever. In the aggregate, the Assets presently owned, leased or licensed by Mega include all rights, properties and other assets reasonably necessary to permit Mega to conduct the Business in all material respects in the same manner as the Business has been conducted prior to the date hereof.

MGGA Initial ____  Mega Initial ____ TTOYS Initial ___  Tarnutzer Initial __

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


2.10.Intellectual Property. To Mega's knowledge, Mega is not infringing upon any patent, trademark, service mark, or copyright belonging to any other person. Further, no claim of infringement is presently pending, nor has any such claim been made against Mega with respect to Mega's Business.

2.11.Legal  Compliance.  To  Mega's knowledge, Mega  has  complied  with  all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of Mega taken as a whole. Mega has not received any notification of any asserted present or past failure by Mega to comply with such laws, rules or regulations.

2.12.Plant and Equipment. MGGA has not received notification that Mega, the Assets or the Business are in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations and no such violation exists.

2.13 Contracts and Commitments.

     (a) To Mega's knowledge, except as set forth on the Financial Statements, none of the Assumed Liabilities constitutes an agreement or contract to make any single capital expenditure or commitment in excess of $10,000 for additions to property, plant or equipment or to make aggregate capital expenditures and commitments in excess of $10,000 (on a consolidated basis) for additions to property, plant or equipment;

     (b)  To   Mega's  knowledge,  except  as  set  forth  on  the  Financial
          Statements and the Lease, none of the Assumed Liabilities constitutes a purchase contract or commitment that continues for a period of more than twelve (12) months or that is in excess of the normal, ordinary and usual requirements of the Business or that is at an excessive price;

     (c) To Mega's knowledge, Mega is not in material default under or in violation of, nor is there any basis for any valid claim of material default under or violation of, any Assumed Liability;

     (d) To Mega's knowledge, there are no agreements that would restrict TTOYS from carrying on the Business anywhere in the world;

     (e) To Mega's knowledge, except as set forth on the Financial Statements and except for the Lease, there are no debt obligations for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others that encumber or otherwise effect the Assets; the Assets are not subject to any debt or obligation of Mega or MGGA, including debts or obligations

     MGGA Initial __ Mega Initial ___ TTOYS Initial ___ Tarnutzer Initial __

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT

          as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity or granted or extended any power of attorney.

2.14.Agreements in Full Force and Effect. To MGGA's knowledge, all contracts, agreements, plans, leases, policies and licenses referred to in this Agreement as Assumed Liabilities are valid and in full force and effect.

2.15.Litigation. To MGGA's knowledge, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving in any material respect Mega or the Assets or which questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement or in connection with the transactions contemplated hereby; nor, to MGGA's knowledge, is there any valid basis for any such action, proceeding or investigation. To MGGA's knowledge, the Assets are not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on the Business.

2.16.Environmental  Protection. MGGA is not aware of, nor has  MGGA  received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

2.17.Good  Title Conveyed, Etc. Mega has complete and unrestricted power  and the unqualified right to sell, assign, transfer and deliver the Assets to TTOYS, and upon consummation of the transactions contemplated by this Agreement, TTOYS will acquire, good, valid and marketable title to the
     Assets to be transferred to TTOYS hereunder, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind, except as set forth on the Financial Statements and except for the Lease.

2.18.Taxes. Mega has duly and timely filed or caused to be filed all federal, state, local and foreign income, franchise, excise, payroll, sales and use, property and withholding tax returns, reports, estimates and information and other statements or returns (collectively "Returns") required to be filed by or on behalf of it pursuant to any applicable federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due. All such Returns were believed by Mega to be materially correct as filed and to correctly reflect any Tax or Taxes required to be paid or collected by (or allocable to or collectible from) Mega. Such Returns correctly reflect any Taxes required to be paid or collected by Mega.


MGGA Initial ___ Mega Initial __ TTOYS Initial ___ Tarnutzer Initial _____

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


2.19.Disclosure. No representations or warranties by Mega or the MGGA in this Agreement and no statement contained in any document (including, without limitation, the Financial Statements) or certificate, furnished or to be furnished by Mega to TTOYS or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                 ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF TTOYS

     TTOYS represents and warrants to Mega and MGGA as follows:

3.01 Authorization; Etc. TTOYS has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement is a valid and binding agreement of TTOYS enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

3.02 Validity. This Agreement has been duly executed and delivered by TTOYS and constitutes the legal, valid and binding obligation of TTOYS, enforceable against it in accordance with its terms.

3.03.No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which TTOYS is a party or by which TTOYS is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

3.04.Litigation. To TTOYS's knowledge, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving TTOYS, or which questions or challenges the validity of this Agreement or any action taken or to be taken by TTOYS pursuant to this Agreement or in connection with the transactions contemplated hereby.

3.05.Retained   Liabilities.  To  TTOYS's  actual  knowledge,  the   Retained
     Liabilities are limited to those liabilities described in Section 1.03 of this Agreement.

MGGA Initial ___ Mega Initial ____ TTOYS Initial ____ Tarnutzer Initial ___

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


                                 ARTICLE IV
                       CONDITIONS PRECEDENT TO CLOSING

     Prior to the signing and Closing of this Agreement, the following conditions precedent shall have been satisfied or waived:

4.01.Consents Obtained. All consents from third parties, including without limitation all lenders and secured parties, required to consummate the transactions contemplated hereby shall have been obtained by TTOYS.

4.02.No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding-by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened against Mega which questions the validity or legality of any of the transactions contemplated by this Agreement.

4.03.No Injunction. On the Closing Date there shall be no effective threatened injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transaction contemplated hereby which TTOYS deems unacceptable in its sole discretion.


                                  ARTICLE V
             ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

5.01.Mutual Release. At Closing, TTOYS shall enter into and deliver to Mega and MGGA, and Mega and MGGA shall enter into and deliver to TTOYS, a mutual release in the form attached hereto (the "Mutual Release").

5.02.Survival  of  Obligations.  Notwithstanding  any  provisions   of   this
     Agreement or of any agreement, document, certificate or other instrument delivered in connection with the terms of this Agreement, including, without limitation, the Mutual Releases shall survive the Closing of the transactions contemplated by this Agreement.

5.03.Further Assurances. After the Closing, MGGA shall from time to time, at the reasonable request of TTOYS, without cost or expense to TTOYS, execute and deliver such other instruments of conveyance and transfer and take such other reasonable actions as are contemplated by this Agreement.

5.04.Employment of Employees by MGGA. Neither MGGA nor any affiliate of MGGA shall employ or offer employment to any employee of Mega in any business during a period of three years following the Closing without the prior written consent of TTOYS.

MGGA Initial __    Mega Initial ___ TTOYS Initial ____ Tarnutzer Initial ___

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


5.05.Reliance. Except as otherwise represented, warranted or set forth in this Agreement, TTOYS specifically agrees that it has purchased the Assets and assumed the Assumed Liabilities "as is," "where is" and "with all faults" and defects, both latent and patent, known or unknown. Further, TTOYS specifically agrees that it is not relying upon any oral discussions between its representatives and any other representative of Mega or MGGA in entering into this Agreement. TTOYS agrees that it has performed a due diligence review of the Assets, Assumed Liabilities and of the financial condition and prospects of the Business in making TTOYS's voluntary decision to enter into this Agreement. Further, TTOYS specifically agrees that it will not hold MGGA, or their employees, agents or owners, responsible for any information about Mega that TTOYS did not know at the time it entered into this Agreement as TTOYS agrees that nothing Mega or MGGA, or its agents, employees or owners, said or did, save and except for the agreements, covenants, representations and warranties specifically set forth within this Agreement, induced TTOYS into entering into this Agreement.


                                 ARTICLE VI
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.01. Investigations; Survival of Warranties. The respective representations, warranties and covenants of Mega, MGGA and the TTOYS contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation, warranty, covenant and agreement shall survive for a period of two (2) years after the date such representation and warranty is deemed made, except that (i) the tax representations, warranties, covenants and agreements in Article VII shall survive and be enforceable indefinitely, (ii) other covenants and agreements to be performed subsequent to the Closing, including without limitation those covenants contained in Articles IV and V above, shall survive and be enforceable for period of the applicable statute of limitations, and
     (iii) nothing in the foregoing shall be deemed to diminish any Indemnifying Party's (as hereinafter defined) indemnification obligations to an Indemnified Party respecting (a) any matter for which written notice to the Indemnifying Party has been given prior to the end of the applicable indemnification period, and (b) claims for indemnification for tax matters and common law fraud, which shall survive for the duration of the applicable statutes of limitations.

6.02.Indemnification.

     (a) MGGA agrees to save harmless, defend and indemnify TTOYS, and any of TTOYS's respective officers, directors, agents, attorneys, accountants, or other representatives of such parties against, and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of or relating to a

     MGGA Initial ___ Mega Initial __  TTOYS Initial _Tarnutzer Initial ___

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT

          breach of any of the representations and warranties or covenants contained in this Agreement.

          (b)TTOYS agrees to save harmless, defend and indemnify MGGA and their respective officers, directors, agents, attorneys, accountants, or other representatives against, and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of a breach of any of the representations and warranties or covenants contained herein.

6.03 Injunctive Relief. Notwithstanding the provisions of Section 6.04 hereof, in the event of a breach or threatened breach by MGGA, on the one hand, or TTOYS on the other hand, of the provisions of this Agreement, TTOYS on the one hand, or MGGA on the other hand, shall be entitled in order to maintain the status quo ante pending the outcome of any arbitration pursuant to Section 6.04 hereof to seek an injunction or similar equitable relief restraining the other party or MGGA, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the other party or MGGA, as the case may be, under any such provision. The parties hereto hereby consent to the jurisdiction of the federal courts located in San Diego, California and the California state courts located in the City of San Diego for any proceedings under this
     Section 6.03. The parties hereto agree that the availability of arbitration in Section 6.04 hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by TTOYS pursuant to this Section 6.03.

6.04.Dispute  Resolution.  The  parties  acknowledge  and  agree  that   this
     Agreement and any dispute hereunder shall be subject to and governed by the dispute resolution provisions set forth in this section 4.4.

     (a) DISPUTES. MGGA and TTOYS recognize that disputes as to certain matters of this Agreement may from time to time arise which relate to either party's rights and/or obligations hereunder or thereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article if and when a dispute arises under this Agreement. In the event of a dispute between the Parties, any party may, by written notice to the other, have such dispute referred to their respective chief executive officers for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. In the event the chief executive officers are not able to resolve such dispute, either party may at any time after the fourteen (14) day period seek to resolve the dispute through the other means provided in Section 6.04(b)

     MGGA Initial ___ Mega Initial ___ TTOYS Initial __Tarnutzer Initial __

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


     (b) ALTERNATIVE DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement, including, without limitation, disputes relating to alleged breach or to termination, shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below. If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice (the "ADR Request") to the other party informing such other party of such intention and the issues to be resolved. Within fifteen (15) business days after receipt of the ADR Request, the other party may, by written notice to counsel for the party initiating ADR, add additional issues to be resolved.

     (c) ARBITRATION PROCEDURE. The ADR shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association for Large, Complex Cases then in effect. Notwithstanding those rules, the following provisions shall apply to the ADR hereunder.

          (i) ARBITRATOR. The arbitration shall be carried out by a single arbitrator, who shall be a retired United States judge or justice or magistrate and shall be selected by the parties within thirty (30) days of receipt of the ADR Request in accordance with the procedure described below.

               (1) The parties shall select an arbitrator as described in subsection (2) below, which arbitrator may but need not be selected from a list of arbitrators such as the CPR Panel of Distinguished Neutrals of the Center for Public Resources, subject to: (i) his/her availability and willingness to serve, (ii) his/her availability to commence the arbitration within a reasonable period of time, (iii) his/her agreement to charge fees and expenses that are reasonable under the circumstances, and (iv) his/her commitment to render his/her award within the time periods provided in this Section 6.04.

                    (2) Each party will exchange a list of ten (10) qualified arbitrators and in the event that both parties agree to a single common name that person shall be the arbitrator. In submitting the ten names, each party shall prioritize from one to ten the persons on their respective lists. In the event that there is more than one common name on the parties' lists, the person having the lowest combined priority number shall be the selected arbitrator. The combined priority number shall be the sum of the order numbers assigned to that person by the parties. Thus, if one person was MGGA's number two priority and TTOYS's number three priority, and another person was MGGA's number two priority and TTOYS's number four priority, the former would be appointed. If more than one person has the lowest combined priority number, the person for whom there is less difference between the order numbers assigned by

MGGA Initial __  Mega Initial __  TTOYS Initial ____ Tarnutzer Initial _____

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT

                    the parties shall be appointed. Thus, if one person was MGGA's number one priority and TTOYS's number four priority, and another person was MGGA's number two priority and TTOYS's number three priority, the latter person would be appointed. If this method does not produce a sole arbitrator or if there are no common names, the parties shall alternatively strike from the combined list until one name remains, which shall be the selected arbitrator. The party to strike first shall be determined by the toss of a coin.

               (3) In the event the arbitrator is unable to meet the requirements set forth in subsection (i) above, then, in the event the first selected arbitrator was common to both lists and there was more than one common name on the parties' lists, the arbitrator having the next lowest combined priority number who is able and willing to serve pursuant to these requirements shall be selected. If there is no such individual, then the parties shall use the alternate strike method set forth above. In the event an arbitrator selected by the alternate strike methodology is unable or unwilling to serve consistent with the requirements set forth above, then the alternate striking procedure shall be retraced in reverse order until an arbitrator is selected.

                    The arbitrator shall be neutral, disinterested, impartial, and independent of the parties and others having any known interest in the outcome, and shall abide by the AAA/ABA Code of Ethics for Arbitrators in Commercial Disputes. There shall be no ex parte communications with the arbitrator either before or during the arbitration, relating to the dispute or issues involved in the dispute or the arbitrator's views on any such issue.

          (ii) INTERIM REVIEW. Either party may apply to any court having jurisdiction hereof and seek preliminary injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

          (iii)LOCATION.  Any  arbitration  under  Section  6.04   shall   be
               conducted in San Diego, California.

          (iv) DISCOVERY PROCEEDINGS AND HEARINGS. The parties shall have the right to undertake such limited discovery as is expressly authorized by the arbitrator upon a determination that such discovery is reasonably necessary to enable the requesting party to prepare and present its claims and/or defenses at the hearing. Discovery shall be conducted pursuant to Rules 26-37 of the Federal Rules of Civil Procedure (with references to "court" in those Rules being considered

MGGA Initial __   Mega Initial ___ TTOYS Initial ___  Tarnutzer Initial _____

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT

               references to the "arbitrator") except as they may be modified by the arbitrator. In addition:

               (1) The arbitrator will determine the specific location within the State of California and the date and time of the arbitration hearing, which will commence no later than ninety (90) days after the date of the appointment of the arbitrator. The arbitrator will provide reasonable notice of the hearing date and time.

               (2) The arbitrator will ordinarily conduct the arbitration hearing in the manner set forth in this Section 6.04 except that the Federal Rules of Evidence shall apply. The arbitrator shall render its decision in writing. If the AAA rules and the rules of this subsection (2) conflict in any manner, the rules of this subsection (2) shall prevail. The arbitrator must hold an oral hearing, but may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all parties are afforded the opportunity to present material and relevant evidence and that each party is given at least an approximately equal amount of time for presentation of its case.

               (3) The arbitrator will require witnesses to testify under oath if requested by any party.

               (4) Any party desiring a stenographic record may secure a court reporter to attend the proceedings.

               (5) The arbitrator will determine the order of proof, which will generally be similar to that of a court trial, including opening and closing statements.

               (6) When the arbitrator determines that all relevant and material evidence and arguments have been presented, the arbitrator will declare the hearing closed. The arbitrator may defer the closing of the hearing for up to ten (10) days to permit the parties to submit post-hearing briefs and or to make closing arguments, as the arbitrator deems appropriate, before rendering an award.

               (7) The arbitrator will render the award and its decisions within thirty (30) days after the date of the closing of the hearing or, if an arbitration hearing has been waived, within thirty (30) days after the date of the arbitrator's receiving all materials specified by the parties. The decision and award of the arbitrator will constitute the arbitration award and will be binding on the parties.

  MGGA Initial ___ Mega Initial ____TTOYS Initial ___Tarnutzer Initial___

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


               (8) The arbitrator shall, in rendering its decision and award, apply the substantive law of the State of California, without regard to its conflict of laws
                    provisions,  except  that  the  interpretation   of   and
                    enforcement of this Article shall be governed by the Federal Arbitration Act. The costs of the winning party and its reasonable attorney's fees shall be paid by the losing party which shall be designated by the arbitrator. If the arbitrator is unable to designate a losing party, it shall so state and each party shall bear its own costs and attorneys fees.

          (v) AWARD. The arbitrator is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys' fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.
               Notwithstanding the foregoing, punitive or multiple damages may not be awarded. Judgment upon any arbitration award hereunder may be entered and enforced in any court having jurisdiction thereof.

          (vi) ARBITRATION FEES. The fees of the arbitrator shall be split equally between the parties.

     (d) CONFIDENTIALITY. The ADR proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each party's confidential Information. Except as required by law, no party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

6.06.Limitation  on  Claims. TTOYS shall not be entitled to  make  any  claim under this Article VI unless and until the amount of such claim is reasonably believed by TTOYS to be $10,000 or more or the aggregate of all claims for misrepresentation or breach of warranty made by the claimant, shall exceed $20,000. A single claim which exceeds $10,000 may be collected from the first dollar owed through the total amount of such claim. Multiple claims each of which is less than $10,000 but which in the aggregate exceed $20,000 may be collected from dollar $10,001 through the total amount of such claim. The aggregate obligation of Mega to indemnify TTOYS under this Agreement shall be limited to the amount of the Purchase Price received by Mega pursuant to this Agreement.

MGGA Initial ____Mega Initial ___ TTOYS Initial ____ Tarnutzer Initial _____

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


6.07.Settlement of Third Party Claims. Should any claim be made by  a  person or entity not a party to this Agreement with respect to any matter covered by the indemnities contained in this Article VI, including without limitation, any claim by a governmental body in connection with the audit of any federal, state or local tax return, the party or parties being indemnified (the "Indemnified Party"), on not less than 30 days' notice to the party making the indemnification (the "Indemnifying Party"), may make settlement (including payment in full) of such claim and such settlement shall be binding upon all parties hereto for the purposes hereof, unless within said 30-day period the Indemnifying Party shall have requested the Indemnified Party to contest such claim at the expense of the Indemnifying Party. In such event, the Indemnified Party shall, upon posting of the bond or alternative security described below, comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon at the Indemnifying Party's expense through counsel of its own choosing on condition that such counsel agrees to look solely to the Indemnifying Party for payment of its fees. If the Indemnifying Party does retain counsel on such terms, then the Indemnified Party shall not be entitled to indemnification under the next sentence of this paragraph for the cost of any separate counsel it may retain in the matter. In the event the Indemnifying Party shall so request the Indemnified Party to contest such claim, the Indemnifying Party shall first furnish to the Indemnified Party as indemnity against the contested claim a bond in the amount of the third party claim plus the amount of any expenses reasonably likely to be incurred by the Indemnified Party in contesting, defending and litigating the same. In no event shall the Indemnifying
     Party or its counsel, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

6.08.Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of and other remedies against the other party hereto.


                                 ARTICLE VII
                          MISCELLANEOUS PROVISIONS

7.01.Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by both parties.

MGGA Initial ____ Mega Initial ____TTOYS Initial ____  Tarnutzer Initial ___

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


7.02.Waiver of Compliance. Any failure of MGGA or TTOYS to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by MGGA or TTOYS, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.03. Expenses; Transfer Taxes, Etc. Whether or not the transaction contemplated by this Agreement shall be consummated, MGGA agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by MGGA and TTOYS agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by TTOYS, including, without limitation as to MGGA or TTOYS, all fees of counsel, actuaries and accountants.

7.04.Notices.   All  notices,  requests,  demands  and  other  communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

     (a)  If to MGGA, to:     Mega Micro Technologies Group
                              6455 S. Industrial Road, Suite G
                              Las Vegas, NV 89118
                              Attention: Thomas Embrogno, President

     with a copy to:          Stoecklein Law Group
                              402 West Broadway, Suite 400
                              San Diego, CA 92101
                              Attention: Donald J. Stoecklein, Esq.

or to such other person or address as MGGA shall furnish to TTOYS in writing.

     (b)  If to TTOYS, to:    Tarnutzer Toys LLC
                              __________________
                              __________________

or to such other person or address as TTOYS shall furnish to MGGA in writing.

7.05.Assignment; Merger. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law.

7.06.Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California without regard.

MGGA Initial ___  Mega Initial ____  TTOYS Initial ___ Tarnutzer Initial ___

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT


7.07.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.08.Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

7.09.Entire Agreement. This Agreement, including the exhibits and schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

7.10.Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

7.11. Severability. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.



                         [Signature Page to Follow]


MGGA Initial ____ Mega Initial ____ TTOYS Initial ___ Tarnutzer Initial ____

                        MEGA MICRO TECHNOLOGIES GROUP
                        SUBSIDIARY PURCHASE AGREEMENT

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.


Mega:                                        MGGA:

Mega Micro Technologies, Inc.,               Mega Micro Technologies Group,
a California corporation                     a Nevada corporation

By: _/s/ Thomas Embrogno_______             By:_/s/ Thomas Embrogno_____
    Thomas Embrogno, President               Thomas Embrogno, President


TOYS:                                        Tarnutzer:

Tarnutzer Toys LLC                           Jason Tarnutzer

By: /s/ Jason Tarnutzer  ______             /s/ Jason Tarnutzer_____